UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 6)*


                        The Village Green Bookstore, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    927077206
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               Mr. Steven B. Sands
                         c/o Sands Brothers & Co., Ltd.
                                 90 Park Avenue
                     New York, New York 10016 (212)697-5200
--------------------------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)


                                December 30, 1996
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box:

Check the following box if a fee is being paid with the statement |_|. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                              Page 1 of 21 Pages

                                 SCHEDULE 13D
CUSIP No. 927077206                                           Page 2 of 21 Pages
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Steven B. Sands

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP*                   (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS*

                            AF
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    |_|


--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER
        NUMBER OF
         SHARES                                      59,500
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY           8     SHARED VOTING POWER
          EACH
        REPORTING                                    235,000
         PERSON           ------------------------------------------------------
          WITH             9     SOLE DISPOSITIVE POWER

                                                     None
                          ------------------------------------------------------
                           10    SHARED DISPOSITIVE POWER

                                                     294,500
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                            294,500
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                             7.85%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

                             IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 6)*


                        The Village Green Bookstore, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    927077206
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               Mr. Steven B. Sands
                         c/o Sands Brothers & Co., Ltd.
                                 90 Park Avenue
                     New York, New York 10016 (212)697-5200
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)


                                December 30, 1996
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: |_|

Check the following box if a fee is being paid with the statement |_|. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                                              Page 3 of 21 Pages

                                 SCHEDULE 13D
CUSIP No. 927077206                                           Page 4 of 21 Pages
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Martin S. Sands

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP*                   (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS*

                                    AF
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    |_|


--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER
        NUMBER OF
         SHARES                                          59,500
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY           8     SHARED VOTING POWER
          EACH
        REPORTING                                        235,000
         PERSON           ------------------------------------------------------
          WITH             9     SOLE DISPOSITIVE POWER

                                                         None
                          ------------------------------------------------------
                           10    SHARED DISPOSITIVE POWER

                                                         294,500
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              294,500
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                               7.85%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

                               IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                        The Village Green Bookstore, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    927077206
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               Mr. Steven B. Sands
                         c/o Sands Brothers & Co., Ltd.
                                 90 Park Avenue
                     New York, New York 10016 (212)697-5200
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)


                                December 30, 1996
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: |_|

Check the following box if a fee is being paid with the statement |_|. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                                              Page 5 of 21 Pages

                                 SCHEDULE 13D
CUSIP No. 927077206                                           Page 6 of 21 Pages
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Katie and Adam Bridge Partners, L.P.

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP*                   (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    |_|


--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER
        NUMBER OF
         SHARES                               40,000
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY           8     SHARED VOTING POWER
          EACH
        REPORTING                             None
         PERSON           ------------------------------------------------------
          WITH             9     SOLE DISPOSITIVE POWER

                                              40,000
                          ------------------------------------------------------
                           10    SHARED DISPOSITIVE POWER

                                              None
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              40,000
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                              1.07%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

                               PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*


                        The Village Green Bookstore, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    927077206
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               Mr. Steven B. Sands
                         c/o Sands Brothers & Co., Ltd.
                                 90 Park Avenue
                     New York, New York 10016 (212)697-5200
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)


                                December 30, 1996
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: |_|

Check the following box if a fee is being paid with the statement |_|. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                                              Page 7 of 21 Pages

                                 SCHEDULE 13D
CUSIP No. 927077206                                           Page 8 of 21 Pages
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Jenna Partners, L.P.

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP*                   (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS*

                                WC

--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    |_|


--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER
        NUMBER OF
         SHARES                                      9,500
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY           8     SHARED VOTING POWER
          EACH
        REPORTING                                    None
         PERSON           ------------------------------------------------------
          WITH             9     SOLE DISPOSITIVE POWER

                                                     9,500
                          ------------------------------------------------------
                           10    SHARED DISPOSITIVE POWER

                                                     None
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              9,500
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                               0.25%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

                               PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*


                        The Village Green Bookstore, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    927077206
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               Mr. Steven B. Sands
                         c/o Sands Brothers & Co., Ltd.
                                 90 Park Avenue
                     New York, New York 10016 (212)697-5200
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)


                                December 30, 1996
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: |_|

Check the following box if a fee is being paid with the statement |_|. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                                              Page 9 of 21 Pages

                                  SCHEDULE 13D
CUSIP No. 927077206                                          Page 10 of 21 Pages
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Jenna Partners II, L.P.

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP*                   (a) |_|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS*

                                 WC

--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    |_|


--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER
        NUMBER OF
         SHARES                                       None
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY           8     SHARED VOTING POWER
          EACH
        REPORTING                                     None
         PERSON           ------------------------------------------------------
          WITH             9     SOLE DISPOSITIVE POWER

                                                      None
                          ------------------------------------------------------
                           10    SHARED DISPOSITIVE POWER

                                                      None
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       None
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       None
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

                       PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                        The Village Green Bookstore, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    927077206
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               Mr. Steven B. Sands
                         c/o Sands Brothers & Co., Ltd.
                                 90 Park Avenue
                     New York, New York 10016 (212)697-5200
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)


                                December 30, 1996
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: |_|

Check the following box if a fee is being paid with the statement |_|. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                                             Page 11 of 21 Pages

SCHEDULE 13D
CUSIP No. 927077206                                          Page 12 of 21 Pages
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Owl-1 Partners, L.P.

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP*                   (a) |_|
                                                                         (b) |X|


--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS*


                          WC
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    |_|


--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER
        NUMBER OF
         SHARES                                       10,000
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY           8     SHARED VOTING POWER
          EACH
        REPORTING                                     None
         PERSON           ------------------------------------------------------
          WITH             9     SOLE DISPOSITIVE POWER

                                                      10,000
                          ------------------------------------------------------
                           10    SHARED DISPOSITIVE POWER

                                                      None
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               10,000
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                0.27%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

                                PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                        The Village Green Bookstore, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    927077206
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               Mr. Steven B. Sands
                         c/o Sands Brothers & Co., Ltd.
                                 90 Park Avenue
                     New York, New York 10016 (212)697-5200
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)


                                December 30, 1996
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: |_|

Check the following box if a fee is being paid with the statement |_|. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                                             Page 13 of 21 Pages

                                 SCHEDULE 13D
CUSIP No. 927077206                                          Page 14 of 21 Pages
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Ponderosa Partners, L.P.

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP*                   (a) |_|
                                                                         (b) |X|


--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS*

                        WC
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    |_|


--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

                        Delaware
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER
        NUMBER OF
         SHARES                                        None
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY           8     SHARED VOTING POWER
          EACH
        REPORTING                                      None
         PERSON           ------------------------------------------------------
          WITH             9     SOLE DISPOSITIVE POWER

                                                       235,000
                          ------------------------------------------------------
                           10    SHARED DISPOSITIVE POWER

                                                       None
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               235,000
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                 6.28%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

                                 PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

Item 1. Security and Issuer

      This statement relates to the shares of common stock, par value $.001 per share ("Common Stock"), of The Village Green Bookstore, Inc., a New York corporation (the "Company") with principal executive offices located at 1357 Monroe Avenue, Rochester, New York 14618. This statement constitutes (A) Amendment No. 6 to the Schedule 13D of Steven B. Sands, originally filed with the Securities and Exchange Commission (the "Commission") on July 8, 1993, as amended by (i) Amendment No. 1 thereto filed with the Commission on August 4, 1993; (ii) Amendment No. 2 thereto filed with the Commission on April 7, 1994;
(iii) Amendment No. 3 thereto filed with the Commission on January 5, 1995; (iv) Amendment No. 4 thereto filed with the Commission on April 14, 1995 and (v) Amendment No. 5 thereto filed with the Commission on December 12, 1996; (B) Amendment No. 6 to the Schedule 13D of Martin S. Sands, originally filed with the Commission on July 8, 1993, as amended by (i) Amendment No. 1 thereto filed with the Commission on August 4, 1993; (ii) Amendment No. 2 thereto filed with the Commission on April 7, 1994; (iii) Amendment No. 3 thereto filed with the Commission on January 5, 1995; (iv) Amendment No. 4 thereto filed with the Commission on April 14, 1995 and (v) Amendment No. 5 thereto filed with the Commission on December 12, 1996; (C) Amendment No. 2 to the Schedule 13D of Katie and Adam Bridge Partners, L.P., which Schedule 13D was originally filed with the Commission on July 8, 1993, as amended by Amendment No. 1 thereto filed with the Commission on December 12, 1996; (D) Amendment No. 3 to the Schedule 13D of Jenna Partners, L.P. related to the Common Stock, which Schedule 13D was originally filed with the Commission on July 8, 1993, as amended by (i) Amendment No. 1 thereto filed with the Commission on April 14, 1995 and (ii) Amendment No. 2 thereto filed with the Commission on December 12, 1996; (E) Amendment No. 3 to the Schedule 13D of Jenna Partners II, L.P. related to the Common Stock, which Schedule 13D was originally filed with the Commission on July 8, 1993, as amended by (i) Amendment No. 1 thereto filed with the Commission on April 14, 1995 and (ii) Amendment No. 2 thereto filed with the Commission on December 12, 1996; (F) Amendment No. 2 to the Schedule 13D of Owl-1 Partners, L.P. related to the Common Stock, which Schedule 13D was originally filed with the Commission on July 8, 1993, as amended by Amendment No. 1 thereto filed with the Commission on December 12, 1996 and (G) Amendment No. 1 to the Schedule 13D of Ponderosa Partners, L.P. related to the Common Stock, which Schedule 13D was originally filed with the Commission on December 12, 1996 (said filings of Messrs. Steven B. Sands and Martin S. Sands, Katie and Adam Bridge Partners, L.P., Jenna Partners, L.P., Jenna Partners II, L.P., Owl-1 Partners, L.P. and Ponderosa Partners, L.P. are hereinafter collectively referred to as the "Initial Filing").

      The Initial Filing was amended and restated on December 12, 1996 (the "Amended and Restated 13D") in accordance with Rule 13d-2(c). Except as disclosed herein, there has been no change in the information previously reported in the Amended and Restated 13D. Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Amended and Restated 13D.


                                                             Page 15 of 21 Pages

Item 5. Interest in Securities of the Issuer

      Item 5 is amended by the following:

      (a) deleting the first paragraph and by adding the following in the place thereof:

      "According to the Form 10-QSB, as of October 27, 1996, the Company had 3,741,355 shares of its Common Stock issued and outstanding."

      (b) deleting the first sentence under subsection (a) and by adding the following in the place thereof:

      "Mr. Steven B. Sands is the beneficial owner of 294,500 shares of Common Stock, or 7.85% of the Company's Common Stock outstanding."

      (c) deleting the first sentence under subsection (b) and by adding the following in the place thereof:

      "Mr. Martin S. Sands is the beneficial owner of 294,500 shares of Common Stock, or 7.85% of the Company's Common Stock outstanding."

      (d)(i) deleting the first sentence under subsection (e) and by adding the following in the place thereof:

      "Jenna, L.P. is the beneficial owner of 9,500 shares of Common Stock, or 0.25% of the Company's Common Stock outstanding."

      (d)(ii) adding the following as a second paragraph under subsection (e):

      "Since the filing of the Amended and Restated 13D, Jenna L.P. sold on the open market, on December 30, 1996, 24,500 shares of Common Stock at a sales price of $0.04 per share."

      (e)(i) deleting the first sentence under subsection (f) and by adding the following in the place thereof:

      "Jenna Corp. is the beneficial owner of 9,500 shares of Common Stock, or 0.25% of the Company's Common Stock outstanding."

      (e)(ii) adding the following as a second paragraph under subsection (f):


                                                             Page 16 of 21 Pages

      "Since the filing of the Amended and Restated 13D, Jenna Corp. sold on the open market, on December 30, 1996, 24,500 shares of Common Stock at a sales price of $0.04 per share."

      (f) deleting the first paragraph under subsection (g) and by adding the following in the place thereof:

      "Jenna II, L.P. does not own any shares of the Company's Common Stock. Since the filing of the Amended and Restated 13D, Jenna II, L.P. sold on the open market, on December 30, 1996, 15,000 shares of Common Stock at a sales price of $0.04 per share. Additionally, Jenna II sold directly to the clearing agent, on December 31, 1996, 10,000 Public Offering units, each unit consisting of one share of Common Stock and one Redeemable Warrant, for aggregate proceeds of $1.00."

      (g) deleting the first paragraph under subsection (h) and by adding the following in the place thereof:

      "Jenna II, Corp. does not own any shares of the Company's Common Stock outstanding. Since the filing of the Amended and Restated 13D, Jenna II, Corp. sold on the open market, on December 30, 1996, 15,000 shares of Common Stock at a sales price of $0.04 per share. Additionally, Jenna II, Corp. sold directly to the clearing agent, on December 31, 1996, 10,000 Public Offering units, each unit consisting of one share of Common Stock and one Redeemable Warrant, for aggregate proceeds of $1.00."


                                                             Page 17 of 21 Pages

Signature


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



January 14, 1997                  /s/ Steven B. Sands
----------------                  -----------------------------------
Date                              Signature


                                  Steven B. Sands
                                  -----------------------------------
                                  Name


                                  PONDEROSA, L.P.


                               By:  /s/ Steven B. Sands
                                  -----------------------------------
                                  Steven B. Sands, General Partner


                               By: /s/ Martin S. Sands
                                  -----------------------------------
                                  Martin S. Sands, General Partner


                               /s/ Martin S. Sands
                               --------------------------------------
                               Signature


                               Martin S. Sands
                               --------------------------------------
                               Name

                               KATIE AND ADAM BRIDGE PARTNERS, L.P.

                               By: K & A BRIDGE PARTNERS CORP.
                                   General Partner

                               By:  /s/ Steven B. Sands
                                   -----------------------------------
                                   Steven B. Sands, President


                                                             Page 18 of 21 Pages

                               JENNA PARTNERS, L.P.

                               By:  JENNA CAPITAL CORP.,
                                    General Partner


                               By: /s/ Martin S. Sands
                                  -----------------------------------
                                  Martin S. Sands, President


                               JENNA PARTNERS II, L.P.

                               By:   JENNA II CAPITAL CORP.,
                                       General Partner


                               By:  /s/ Steven B. Sands
                                   -----------------------------------
                                   Steven B. Sands, President

                               OWL-1 PARTNERS, L.P.

                               By:  OWL CAPITAL MANAGEMENT, INC.,
                                    General Partner


                               By: /s/ Martin S. Sands
                                   -----------------------------------
                                   Martin S. Sands, President


                                                             Page 19 of 21 Pages